UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 6, 2009

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           CEO Transition

Michael Jeffery, Chief Executive Officer of LECG Corporation (“LECG” or the “Company”), has notified the Company of his intention to step down as CEO of LECG, effective at the annual meeting of stockholders.  The board will determine the date of the annual meeting at its next meeting in late July.  Mr. Jeffery’s departure is in keeping with the Company’s original long-term plan and he will continue to serve as CEO during this period.

(e)           Revised Employment Agreement for Michael Jeffery

The Company and LECG, LLC expect to enter into a new Employment Agreement with Mr. Jeffery, becoming effective as of the date of the Company’s 2009 annual meeting of stockholders (the “Agreement”).  Upon its effectiveness, the Agreement provides for Mr. Jeffery to be engaged for a term of one year, to provide assistance to the Company’s Board of Directors and senior management, and to begin work as a paid expert in service to the Company:  Under the new Agreement, Mr. Jeffery will receive an annualized salary of $550,000 and will be eligible for health and other benefits that are provided to other employees.  In the event of involuntary termination of his employment without cause, or in the event of a change of control of the Company during the term of the Agreement, Mr. Jeffery would be entitled to receive a severance payment equal to the amount of his base salary for the remaining portion of the one year term.  The Agreement supersedes and replaces the Senior Management Agreement, Change in Control Retention Agreement and Restricted Stock Unit Award Agreement previously entered into by the Company, LECG, LLC and Mr. Jeffery.

Item 7.01.  Regulation FD Disclosure

The Company issued a press release on July 6, 2009 regarding the information addressed in Item 5.02(b) above, and related matters.  A copy of that press release is furnished as an exhibit to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d)         Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release issued by the Registrant on July 6, 2009 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

	By:	/s/ Steven R. Fife
Steven R. Fife
Chief Financial Officer

Date: July 6, 2009